Exhibit 4.6

Name Address1 Address2 Address3 Address4

NOTICE OF GRANT OF RESTRICTED STOCK

Pursuant to the terms and conditions of the Navigator Holdings Ltd. 2013 Long-Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Agreement, attached as Appendix B (the “Agreement”), you are hereby issued shares of Stock subject to certain restrictions thereon and under the conditions set forth below, in the Agreement, and in the Plan (the “Restricted Shares”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:

Date of Grant:	(“Date of Grant”)

Number of Shares:

Vesting Schedule:	The restrictions on all of the Restricted Shares granted pursuant to the Agreement will expire and the Restricted Shares will become transferable and non-forfeitable on the one year anniversary of the Date of Grant; provided, however, that such restrictions will expire on such date only if you continue to be a director of the Company continuously from the Date of Grant through the one year anniversary of the Date of Grant.

By your signature and the signature of the Company’s representative below, you and the Company hereby acknowledge receipt of the Restricted Shares issued on the Date of Grant indicated above, which have been issued under the terms and conditions of the Plan and the Agreement.

You acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Stock on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Agreement and your receipt, holding and vesting of the Restricted Shares, and (c) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt, holding and exercise of the Restricted Shares.

Furthermore, you understand and acknowledge that you should consult with your tax advisor regarding your eligibility for and the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed. In the event that you choose to make this election, you must file such election form no later than 30 days after Date of Grant set forth in this Notice of Grant of Restricted Stock. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.

You further acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of the Plan and the Agreement, which are incorporated herein by reference.

Note: To accept the Restricted Shares, execute this form and return an executed copy to the Chief Financial Officer by                     ,             . Failure to return the executed copy to the Chief Financial Officer by such date will render this issuance invalid.

Navigator Holdings Ltd.
a Marshalls Island company

By:
Name:
Title:

Accepted by:

Name

Date:

Attachments:	Appendix A – Navigator Holdings Ltd. 2013 Long-Term Incentive Stock Plan
Appendix B – Restricted Stock Agreement for Directors

Appendix A

Navigator Holdings Ltd. 2013 Long-Term Incentive Plan

Appendix B

Restricted Stock Agreement for Directors